EXHIBIT 22(a)

                     Subsidiaries of Playtex Products, Inc.

                                                   Percent       Jurisdiction of
           Corporation                            Ownership       Incorporation
           -----------                            ---------       -------------

  Playtex Products, Inc.                                           Delaware

      Playtex Marketing Corporation                   50%          Delaware

      Playtex Beauty  Care, Inc.                     100%          Delaware

      Playtex Sales & Services, Inc.                 100%          Delaware

      Playtex Manufacturing, Inc.                    100%          Delaware

      Sun Pharmaceuticals Corp.                      100%          Delaware

      SmileTote, Inc.                                100%          California

      Playtex Investment Corp.                       100%          Delaware

      Playtex International Corp.                    100%          Delaware

          Playtex Ltd.                               100%          Canada

      TH Marketing Corp.                             100%          Delaware

          Playtex Foreign Sales Corporation          100%          Barbados